Exhibit 99.1

PRESS RELEASE

For Release:	Immediate

Contact:	Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR

THE SECOND QUARTER OF FISCAL 2012

•	Q2 net sales were up 16%, including 7% base-business growth

•	Increased pricing and favorable mix matched higher input costs in the quarter

•	Lower volume and manufacturing inefficiencies negatively impacted results

•	Input cost inflation expected to ease going forward

•	Adjusted diluted EPS were $.72 for the quarter compared to $.75 for the 2011 quarter

•	Refrigerated Dough contributed approximately $.08 to adjusted diluted EPS for the quarter and is expected to add $.34 to $.36 to adjusted diluted EPS for the full year

ST. LOUIS, MO, May 22, 2012 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended March 31, 2012. Ralcorp’s results include the operations of the North American private-brand refrigerated dough business of Sara Lee Corp. (Refrigerated Dough) since it was acquired on October 3, 2011. The operations of the Post brand cereals business (formerly, the Branded Cereal Products segment), which was distributed to shareholders effective February 3, 2012, are presented as discontinued operations for all periods, and related amounts are excluded from the reported amounts and discussions below, except as separately identified in the condensed consolidated statements of earnings. Unless otherwise indicated, all comparisons of results in the following discussions are for the second quarter of Ralcorp’s fiscal 2012 relative to the second quarter of fiscal 2011 ended March 31, 2011.

Executive Summary

	Three Months Ended March 31,			Six Months Ended March 31,
(dollars in millions, except per share data)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,062.2	$917.3	16%	$2,228.7	$1,869.0	19%
Diluted EPS from Continuing Operations	$.59	$.80	-26%	$1.37	$1.47	-7%
Adjusted Diluted EPS from Continuing Operations	$.72	$.75	-4%	$1.65	$1.43	15%

•	Net Sales grew as a result of the Refrigerated Dough acquisition as well as higher net pricing in all segments in response to rising commodity costs.

•

Refrigerated Dough contributed approximately $.08 to adjusted diluted earnings per share for the second quarter. The company estimates that this business will contribute between $.34 and $.36 to adjusted diluted earnings per share during fiscal 2012, an increase from prior estimate of $.30.

•

Diluted Earnings per Share (EPS) in this year’s second quarter were negatively impacted by amounts related to plant closures, provision for a legal settlement, merger and integration costs, and the accelerated amortization of intangible assets, partially offset by a mark-to-market gain on economic hedges. Last year’s diluted EPS benefitted from mark-to-market gains on economic hedges. The effects of all of these items are excluded from Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS). Adjusted Diluted EPS include the effect of normal amortization expense, including the amortization of intangible assets that are only recorded through business acquisitions (mostly trademarks and customer relationships) with a combined impact of $.22 per share and $.18 per share in the three months ended March 31, 2012 and 2011, respectively.

Net Sales

	Three Months Ended March 31,			Six Months Ended March 31,
(dollars in millions)	2012	2011	% Change	2012	2011	% Change
Base-business Net Sales	$979.8	$917.3	7%	$2,045.3	$1,869.0	9%
Net sales from recent acquisitions excluded from base-business net sales:
Refrigerated Dough	79.5	—	9%	180.5	—	10%
Annoni	2.9	—	0%	2.9	—	0%

Net Sales	$1,062.2	$917.3	16%	$2,228.7	$1,869.0	19%

Net sales increased 16%, largely due to the acquisition of Refrigerated Dough. Base-business net sales increased 7% as a result of an increase in overall net pricing in response to significantly higher raw material (ingredients and packaging) and freight costs. This increase was partially offset by an overall 4% volume decline driven by weakness in all but the Cereal Products segment.

Margins

	Three Months Ended March 31,		Six Months Ended March 31,
(% of net sales)	2012	2011	2012	2011
Gross Profit	21.0%	23.4%	20.7%	22.6%
Selling, general and administrative expenses	-11.0%	-10.3%	-10.2%	-10.1%
Amortization of intangible assets	-1.9%	-1.7%	-1.8%	-1.7%
Other operating expenses, net	-.9%	-.1%	-.7%	-.2%

Operating Profit	7.2%	11.3%	8.0%	10.6%

Adjusted Gross Profit	20.7%	22.9%	20.9%	22.1%
Adjustments for economic hedges	.3%	.5%	-.1%	.5%
Merger and integration costs	—	—	-.1%	—

Gross Profit	21.0%	23.4%	20.7%	22.6%

Adjusted Selling, General & Administrative Expenses	-10.9%	-10.3%	-10.1%	-10.1%
Merger and integration costs	-.1%	—	-.1%	—

Selling, General & Administrative Expenses	-11.0%	-10.3%	-10.2%	-10.1%

Adjusted Operating Profit	8.2%	10.9%	9.0%	10.3%
Adjustments for economic hedges	.3%	.5%	-.1%	.5%
Merger and integration costs	-.2%	—	-.3%	—
Accelerated amortization of intangible assets	-.1%	-.1%	-.1%	-.1%
Provision for legal settlement	-.4%	—	-.2%	-.1%
Amounts related to plant closures	-.6%	—	-.3%	—

Operating Profit	7.2%	11.3%	8.0%	10.6%

Gross profit margin for the second quarter of 2012 benefitted from $2.9 million of net adjustments for economic hedge contracts. In the second quarter of 2011, gross profit margin was positively impacted by $4.9 million of net adjustments for economic hedge contracts. Excluding the effect of these items, adjusted gross profit margin decreased from 22.9% last year to 20.7% this year. Gross margins declined 200 basis points as pricing and mix improvements offset the dollar amount of increases in raw materials and freight. Base-business raw material and freight costs (net of hedging activities) were approximately $95 million higher, with the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment) and durum wheat (included in the Pasta segment). Gross margins were also reduced by 100 basis points due to manufacturing inefficiencies and fixed cost absorption on lower volumes. These declines were partially offset by a 100 basis point improvement due to the positive impact of the addition of higher-margin products of Refrigerated Dough.

For the second quarter of 2012, selling, general and administrative (SG&A) expenses as a percentage of net sales increased to 11.0% from 10.3%. The SG&A percentage was negatively impacted by merger and integration costs in the 2012 quarter. Excluding the effect of these items, adjusted SG&A expense as a percentage of net sales increased from 10.3% to 10.9%. The increase in SG&A was driven primarily by the Post transition services agreement costs that are recorded in SG&A (while the billings for those costs are recorded in “Other operating expenses, net”). SG&A was also impacted by higher divisional expenses (R&D, foreign exchange rates, and selling costs) and higher corporate costs (stock-based compensation, legal, and IT expenses).

Total amortization expense for the second quarter of fiscal 2012 was $20.1 million ($.23 per diluted share) compared to $16.3 million ($.19 per share) a year ago. The increase is primarily due to the acquisition of Refrigerated Dough. Amortization expense for both fiscal 2012 and 2011 was impacted by accelerated amortization expense of $1.2 million for the three-month periods ended March 31 due to a shortened estimate of the remaining life of a customer relationship intangible asset.

In addition to the items discussed above, the second quarter operating profit margin was affected by amounts related to plant closures, provision for legal settlement as described below, and other merger and integration costs.

Adjustments for Economic Hedges

Certain derivative contracts do not qualify for cash flow hedge accounting but are used as economic hedges of the Company’s exposure to changes in commodity costs. Realized and unrealized gains and losses on such contracts are recognized at a corporate level but not allocated to affect segment operating profit until the hedged exposure affects earnings. In fiscal 2012, net mark-to-market adjustments on such derivatives and reclassifications to segment operating profit resulted in a net gain adjustment for economic hedges of $2.9 million in the second quarter. In the prior year, the corresponding net gain adjustment for economic hedges was $4.9 million. These net adjustments were recognized in cost of goods sold on the statement of earnings but excluded from segment operating profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.

Merger and Integration Costs

During the three months ended March 31, 2012 and 2011, Ralcorp recorded approximately $1.8 million and $.1 million, respectively, of expenses related to acquisition activity. In 2012, those costs related primarily to the acquisition of Refrigerated Dough. Of the $1.8 million net merger and integration costs recorded in the three months ended March 31, 2012, $1.4 million is included in “Selling, general and administrative expenses,” and $.4 million is included in “Other operating expenses, net.”

Provision for Legal Settlement

The Company is subject to three lawsuits brought by former employees alleging, among other things, that employees did not receive statutorily mandated breaks resulting in incorrect payment of wages. The Company accrued $4.4 million related to a proposed settlement of these issues during the quarter ended March 31, 2012.

Amounts Related to Plant Closures

During the three months ended March 31, 2012 and 2011, Ralcorp recorded approximately $6.7 million and $.2 million, respectively, of expenses related to plant closures. Those costs related primarily to the closing of the Poteau, Oklahoma facility of the Snacks, Sauces & Spreads segment and the Los Alamitos, California facility of the Cereal Products segment. The costs included losses on property and employee termination costs. All costs related to plant closures are included in “Other operating expenses, net.”

Interest Expense and Income Taxes

Interest expense decreased $1.8 million for the second quarter. The decrease is due to a $216.3 million decrease in weighted-average outstanding borrowings compared to the prior year, partially offset by an increase in the weighted average interest rate. The weighted average interest rate on all of the Company’s outstanding borrowings was 5.8% and 5.5% in the quarters ended March 31, 2012 and 2011, respectively.

The effective income tax rate was approximately 24.9% in the second quarter of 2012, down from 36.2% in last year’s second quarter. The Spin-Off required the Company to perform an in-depth re-assessment of its state deferred tax profile. The effective rate for the second quarter of fiscal 2012 includes the effect of $4.4 million net benefit of changes in estimated state deferred tax rates (recorded as a discrete adjustment) due to anticipated changes in state apportionment and other factors, including updated estimates of the impact of the Spin-Off and recent acquisitions. It also includes the effect of a year-to-date adjustment of the expected effective tax rate (excluding discrete adjustments) for the year to 35.25% (from 35.5% estimated in the first quarter).

Segment Results

	Three Months Ended March 31,			Six Months Ended March 31,
(pounds in millions)	2012	2011	% Change	2012	2011	% Change
Sales Volume
Cereal Products	128.9	125.6	3%	262.2	260.1	1%
Snacks, Sauces & Spreads	307.3	331.1	-7%	654.4	672.9	-3%
Frozen Bakery Products	227.8	171.5	33%	482.6	345.2	40%
Pasta	212.0	214.8	-1%	420.8	426.8	-1%

Total Sales Volume	876.0	843.0	4%	1,820.0	1,705.0	7%

(dollars in millions)
Net Sales
Cereal Products	$219.9	$198.9	11%	$446.1	$403.6	11%
Snacks, Sauces & Spreads	407.7	382.2	7%	881.3	799.6	10%
Frozen Bakery Products	275.3	192.7	43%	583.3	386.4	51%
Pasta	159.3	143.5	11%	318.0	279.4	14%

Total Net Sales	$1,062.2	$917.3	16%	$2,228.7	$1,869.0	19%

Segment Operating Profit
Cereal Products	$20.3	$22.5	-10%	$49.1	$45.0	9%
Snacks, Sauces & Spreads	32.8	33.3	-2%	73.9	70.7	5%
Frozen Bakery Products	26.7	22.9	17%	60.7	45.9	32%
Pasta	25.5	36.6	-30%	52.2	64.8	-19%

Total Segment Operating Profit	$105.3	$115.3	-9%	$235.9	$226.4	4%

Segment Operating Profit Margin
Cereal Products	9%	11%		11%	11%
Snacks, Sauces & Spreads	8%	9%		8%	9%
Frozen Bakery Products	10%	12%		10%	12%
Pasta	16%	26%		16%	23%
Total Segment Operating Profit Margin	10%	13%		11%	12%

Depreciation and Amortization
Cereal Products	$5.0	$5.4	-7%	$10.3	$10.9	-6%
Snacks, Sauces & Spreads	10.8	10.2	6%	21.4	20.5	4%
Frozen Bakery Products	17.3	9.7	78%	34.2	19.7	74%
Pasta	13.0	13.1	-1%	25.7	26.3	-2%
Corporate	2.7	3.3	-18%	6.6	6.5	2%

Total Depreciation and Amortization	$48.8	$41.7	17%	$98.2	$83.9	17%

Cereal Products

Net sales increased 11% in the three months ended March 31, 2012 due to increased volumes and higher net selling prices (which were increased in response to commodity cost increases). The increase in volumes for ready-to-eat and hot cereal was driven by retailers’ strong promotional programs and expanded distribution of existing products. Nutritional bar volume was positive for the quarter, but as expected, declined in March as a co-manufacturing customer began its withdrawal.

Segment operating profit decreased 10% for the quarter ended March 31, 2012. During the second quarter, the Los Alamitos, California manufacturing facility was closed after relinquishing co-manufacturing business that did not meet minimum margin requirements. The lower operating profit for the quarter reflects manufacturing inefficiencies as the company rescales its co-manufacturing operations at another facility. These inefficiencies were partially offset by the impact of improved pricing and higher volumes net of higher input costs (driven by oats, corn, wheat, rice, fruits, freight costs, and distribution costs). While Ralcorp fully expects to correct the operating issues, the Company is cautious about the timing of these improvements and anticipates that segment operating profit for the full fiscal year will be negatively affected by the manufacturing issues at Bloomfield.

Snacks, Sauces & Spreads

Net sales grew 7% in the three months ended March 31, 2012 as a result of increased net selling prices and a favorable overall sales mix including customer and product mix, partially offset by lower overall volume. Net selling prices were raised in response to significantly higher commodity costs across many of the segment’s product categories, but most notably in snack nuts and peanut butter. The higher net selling prices had an adverse impact on volumes, especially for snack nuts and peanut butter.

Segment operating profit decreased 2% for the quarter ended March 31, 2012 as the benefits of improved net selling prices and favorable sales mix (primarily due to higher cracker and cookie volume and lower snack nut volumes) were offset by lower volumes and significantly higher raw material costs (primarily cashews, peanuts, and tree nuts, but also including oils, wheat items, and packaging), as well as increased freight costs and higher selling expenses.

Frozen Bakery Products

Net sales were up 43% in the three months ended March 31, 2012, primarily attributable to incremental sales from the acquisition of Refrigerated Dough. Excluding results from this acquisition, base business net sales were up 2% for the second quarter. Base-business net sales were driven by price increases (net of increased trade promotion spending) in response to commodity cost increases and a favorable sales mix shift from retail and in-store bakery bread to retail cookies, partially offset by lower overall volumes. Volume gains from a new product launch in foodservice were offset by the effects of volume declines in retail griddle products and bread sales to in-store bakery and retail channels.

Segment operating profit was up 17% in the three months ended March 31, 2012, primarily due to the acquisition of Refrigerated Dough. Excluding this acquisition, segment operating profit decreased 29% in the second quarter, driven by lower volumes, higher raw materials (primarily flour, dairy, and eggs), freight, plant overhead, and research and development costs as well as unfavorable foreign exchange, partially offset by improved net selling prices.

Pasta

Net sales were up 11% for the three ended March 31, 2012, partially attributable to incremental sales from the acquisition of Annoni. Excluding results from this acquisition, base business net sales were up 9% in the second quarter. The increase in net sales is primarily due to higher net selling prices in response to rising raw materials costs partially offset by volume declines. Retail sales volume was down 3% primarily due to declines in domestic and international private-brand products partially offset by higher branded volume. Institutional volumes declined 4% due to lower ingredient sales, partially offset by higher secondary volumes.

Base-business segment operating profit decreased 31% in the three months ended March 31, 2012, partially as a result of the lower sales volumes, but primarily due to significantly higher raw material costs (primarily durum and semolina wheat) which were not completely offset by the related net selling price increases.

Non-GAAP Measures and Additional Information

The non-GAAP financial measures presented herein (including “base-business net sales” and measures labeled as “adjusted”) do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. These non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.

For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, expected to be filed before May 31. The Company will also host a conference call tomorrow, May 23, at 8:00 a.m. Eastern Time to discuss the financial results. The dial-in number will be 1-877-267-2092 for participants in the United States and 1-786-800-3988 for participants outside the United States. The conference ID number is 62965605. The call also will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.ralcorp.com. For those unable to participate during the live webcast, a replay will be available on www.ralcorp.com for 30 days.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to effect future price increases or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. Until February 3, 2012, Ralcorp also produced Post branded cereals. For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net Sales	$1,062.2	$917.3	$2,228.7	$1,869.0
Cost of goods sold	(839.4)	(702.3)	(1,767.6)	(1,445.8)

Gross Profit	222.8	215.0	461.1	423.2
Selling, general and administrative expenses	(116.5)	(94.5)	(225.4)	(189.7)
Amortization of intangible assets	(20.1)	(16.3)	(40.9)	(32.6)
Other operating expenses, net	(10.1)	(.7)	(15.7)	(3.5)

Operating Profit	76.1	103.5	179.1	197.4
Interest expense, net	(32.0)	(33.8)	(66.4)	(69.5)

Earnings from Continuing Operations before Income Taxes	44.1	69.7	112.7	127.9
Income taxes	(11.0)	(25.2)	(35.4)	(46.1)

Earnings from Continuing Operations	33.1	44.5	77.3	81.8
(Loss) earnings from discontinued operations, net of income taxes	(6.9)	38.8	14.2	72.8

Net Earnings	$26.2	$83.3	$91.5	$154.6

Basic Earnings per Share
Earnings from continuing operations	$.60	$.81	$1.40	$1.49
(Loss) earnings from discontinued operations	(.13)	.71	.26	1.33

Net earnings	$.47	$1.52	$1.66	$2.82

Diluted Earnings per Share
Earnings from continuing operations	$.59	$.80	$1.37	$1.47
(Loss) earnings from discontinued operations	(.13)	.70	.26	1.31

Net earnings	$.46	$1.50	$1.63	$2.78

Weighted Average Shares Outstanding
Basic	55,168	54,769	55,091	54,736
Diluted	56,263	55,508	56,142	55,464

RALCORP HOLDINGS, INC.

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Adjusted Diluted EPS from Continuing Operations	$.72	$.75	$1.65	$1.43
Adjustments for economic hedges	.03	.06	(.03)	.10
Merger and integration costs	(.02)	—	(.09)	—
Accelerated amortization of intangible assets	(.01)	(.01)	(.03)	(.03)
Provision for legal settlement	(.05)	—	(.05)	(.03)
Amounts related to plant closures	(.08)	—	(.08)	—

Diluted EPS from Continuing Operations	$.59	$.80	$1.37	$1.47

Adjusted EBITDA	$134.8	$140.5	$298.1	$275.5
Interest expense, net	(32.0)	(33.8)	(66.4)	(69.5)
Income taxes	(11.0)	(25.2)	(35.4)	(46.1)
Depreciation and amortization	(48.8)	(41.7)	(98.2)	(83.9)
Adjustments for economic hedges	2.9	4.9	(2.3)	8.8
Merger and integration costs	(1.8)	(.1)	(7.4)	(.3)
Provision for legal settlement	(4.4)	—	(4.4)	(2.5)
Amounts related to plant closures (excluding depreciation)	(6.6)	(.1)	(6.7)	(.2)

Earnings from Continuing Operations	$33.1	$44.5	$77.3	$81.8

Total Segment Operating Profit	$105.3	$115.3	$235.9	$226.4
Interest expense, net	(32.0)	(33.8)	(66.4)	(69.5)
Adjustments for economic hedges	2.9	4.9	(2.3)	8.8
Merger and integration costs	(1.8)	(.1)	(7.4)	(.3)
Accelerated amortization of intangible assets	(1.2)	(1.2)	(2.5)	(2.5)
Provision for legal settlement	(4.4)	—	(4.4)	(2.5)
Amounts related to plant closures	(6.7)	(.2)	(6.8)	(.4)
Stock-based compensation expense	(5.5)	(3.4)	(8.2)	(6.7)
Systems upgrade and conversion costs	(1.6)	(1.5)	(3.2)	(3.9)
Other unallocated corporate expenses	(10.9)	(10.3)	(22.0)	(21.5)

Earnings from Continuing Operations before Income Taxes	$44.1	$69.7	$112.7	$127.9